EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Solexa, Inc.
      We have audited the accompanying consolidated balance sheet of Solexa, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solexa, Inc. at December 31, 2005, and the consolidated results of its operations and its cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Palo Alto, California
March 17, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Solexa, Inc.
      We have audited the accompanying consolidated balance sheet of Solexa, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solexa, Inc. at December 31, 2004, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Cambridge, England
May 13, 2005

SOLEXA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$38,403	$10,463
Accounts receivable	539	25
Inventory	754	—
Loan receivable from Lynx Therapeutics, Inc.	—	2,500
Other current assets	2,422	1,875

Total current assets	42,118	14,863
Property and equipment, net	4,378	1,009
Intangible assets, net	3,510	1,943
Goodwill	22,529	—
Other non-current assets	482	—

Total assets	$73,017	$17,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,235	$840
Equipment financing, current portion	31	23
Forward loss contingency reserve	1,028	—
Accrued compensation	2,067	207
Accrued professional fees	705	—
Deferred rent and lease obligations, current portion	801	—
Deferred revenue, current portion	1,518	—
Other accrued liabilities	529	391

Total current liabilities	8,914	1,461
Deferred revenue, net of current portion	1,905	—
Equipment financing, net of current portion	44	4
Deferred rent and lease obligations, net of current portion	2,381	—
Series B preferred redeemable convertible shares	—	15,919
Stockholders’ equity:
“A” convertible ordinary shares: $0.37 par value; no shares and 5,066,669 shares authorized at December 31, 2005 and 2004, respectively; no shares and 5,066,669 shares issued and outstanding at December 31, 2005 and 2004, respectively	—	20
Ordinary shares: $0.37 par value; no shares and 4,428,513 shares authorized at December 31, 2005 and 2004, respectively; no shares and 2,338,138 shares issued and outstanding at December 31, 2005 and 2004, respectively	—	9
Preferred stock: $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding at December 31, 2005 and 2004, respectively	—	—
Common stock: $0.01 par value; 60,000,000 shares authorized; 30,027,182 shares and no shares issued and outstanding at December 31, 2005 and 2004, respectively	300	—
Additional paid-in capital	109,575	20,385
Deferred compensation	(326)	—
Accumulated other comprehensive income	2,064	2,697
Accumulated deficit	(51,840)	(22,680)

Total stockholders’ equity	59,773	431

Total liabilities and stockholders’ equity	$73,017	$17,815

See accompanying notes.

SOLEXA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,

	2005	2004	2003

Revenues:
Service revenue	$4,150	$96	$7
Operating costs and expenses:
Cost of service revenue	7,066	—	—
Research and development	17,294	6,870	5,266
Sales, general and administrative	12,030	3,184	1,459
Restructuring charge	333	—	—

Total operating costs and expenses	36,723	10,054	6,725

Loss from operations	(32,573)	(9,958)	(6,718)
Interest income	555	408	367
Interest expense	(876)	(6)	(5)
Other income (expense), net	464	—	—
Gain (loss) on foreign exchange	271	(164)	—

Loss before income taxes	(32,159)	(9,720)	(6,356)
Income tax benefit related to research and development tax credit	(2,999)	(916)	(707)

Net loss	$(29,160)	$(8,804)	$(5,649)
Dividends	(522)	(1,229)	—

Net loss applicable to common stockholders	$(29,682)	$(10,033)	$(5,649)

Basic and diluted net loss per common share	$(1.51)	$(9.68)	$(5.45)

Shares used in computation of net loss per common share	19,698	1,036	1,036

See accompanying notes.

SOLEXA, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)

	“A” convertible								Accumulated
	ordinary shares		Ordinary shares		Common stock		Additional		Foreign
							Paid-In	Deferred	Currency	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Translation	Deficit	Total

Balances at December 31, 2002	4,000	$15	2,338	$9	—	—	$21,085	$—	$1,325	$(8,227)	$14,207
Comprehensive loss:	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1,048	—	1,048
Net loss	—	—	—	—	—	—	—	—	—	(5,649)	(5,649)

Comprehensive loss											(4,601)

Balances at December 31, 2003	4,000	$15	2,338	$9	—	—	$21,085	—	$2,373	$(13,876)	$9,606
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(8,804)	(8,804)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	324	—	324

Comprehensive loss											(8,480)
Dividends accretion on “A” ordinary shares	—	—	—	—	—	—	747	—	—	—	747
Dividends accretion on “A” ordinary shares closed to additional paid in capital	—	—	—	—	—	—	(747)	—	—	—	(747)
Dividends accretion on series “B” preferred redeemable convertible shares liability closed to additional paid in capital	—	—	—	—	—	—	(482)	—	—	—	(482)
Issuance cost of “B” Preferred	—	—	—	—	—	—	(213)	—	—	—	(213)
Issuance of convertible “A” shares	1,067	5	—	—	—	—	(5)	—	—	—	—

Balances at December 31, 2004	5,067	$20	2,338	$9	—	—	$20,385	—	$2,697	$(22,680)	$431
Net loss	—	—	—	—	—	—	—	—	—	(29,160)	(29,160)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(633)	—	(633)

Comprehensive loss											(29,793)
Business combination transaction:
Conversion of series “B” preferred redeemable convertible shares	—	—	—	—	5,812	$58	15,734	—	—	—	15,792
Solexa Ltd. shares exchanged	(5,067)	(20)	(2,338)	(9)	8,028	80	(80)	—	—	—	(29)
Shares issued for Lynx, Inc.	—	—	—	—	3,764	38	15,884				15,922
Options assumed from Lynx, Inc.	—	—	—	—	—	—	851	$(635)	—	—	216
Shares and warrants issued for fees	—	—	—	—	180	2	1,704	—	—	—	1,706
Common shares issued in private placements, net	—	—	—	—	11,977	120	54,206	—	—	—	54,326
Common shares issued for purchases of intellectual property	—	—	—	—	66	1	449	—	—	—	450
Exercise of stock options					146	1	373	—	—	—	374
Exercise of warrants	—	—	—	—	54	—	269	—	—	—	269
Amortization of and reversal of deferred compensation	—	—	—	—	—	—	(210)	309	—	—	99
Stock based compensation to non- employees	—	—	—	—	—	—	10	—	—	—	10

Balances at December 31, 2005	—	$—	—	$—	30,027	$300	$109,575	$(326)	$2,064	$(51,840)	$59,773

See accompanying notes.

SOLEXA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,

	2005	2004	2003

Cash flows from operating activities:
Net loss	$(29,160)	$(8,804)	$(5,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,564	823	539
Write off of fixed assets	286	—	—
Stock based compensation expense	109	—	—
Amortization of warrant value related to note	175	—	—
Stock based compensation related to Business combination engagement fees	987	—	—
Gain on sale of equity investment	(496)	—	—
Changes in operating assets and liabilities (net of effect of business combination):
Accounts receivable	(195)	(15)	(7)
Inventory	549	—	—
Forward loss contingency	1,028	—	—
Other current assets	(427)	(3,881)	345
Accounts payable	(1,729)	596	(131)
Accrued liabilities	2,538	—	—
Deferred revenue	602	—	—
Other non-current liabilities	(1,297)	—	—

Net cash used in operating activities	(22,466)	(11,281)	(4,903)

Cash flows from investing activities:
Purchase of technology rights	(75)	(2,044)	—
Purchase of property and equipment	(976)	(337)	(445)
Proceeds from disposal of fixed assets	—	—	1
Gain on sale of equity investment	496	—	—
Costs paid in connection with the business combination, net of cash received	(642)	—	—

Net cash used in investing activities	(1,197)	(2,381)	(444)

Cash flows from financing activities:
Proceeds from exercise of stock options	374	—	—
Proceeds from exercise of warrants	269	—	—
Issuance of common stock, net of issuance costs	54,326	—	—
Repayment of bank loan	(3,000)	—	—
Proceeds from issuance of series “A” ordinary and “B” preferred shares, net of issuance costs	—	14,459	—
Payments of capital lease obligations	(37)	(22)	(15)

Net cash provided by (used in) financing activities	51,932	14,437	(15)

Net increase (decrease) in cash and cash equivalents	28,269	775	(5,362)
Effect of exchange rate differences on cash and cash equivalents	(329)	781	974
Cash and cash equivalents at beginning of year	10,463	8,907	13,295

Cash and cash equivalents at end of year	$38,403	$10,463	$8,907

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$126	$6	$5

Supplemental disclosure of non-cash investing activities:
Acquisitions of equipment under capital leases	$(90)	$—	$(40)

See accompanying notes.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business
      Solexa, Inc. (“Solexa, “or the “Company”) is in the business of developing and commercializing genetic analysis technologies. We are currently developing and preparing to commercialize a novel instrumentation system for genetic analysis based on our reversible-terminator Sequencing-by-Synthesis, or SBS, chemistry and based on our Clonal Single Molecule Arraytm technology. This platform is expected to support many types of genetic analyses, including DNA sequencing, gene expression and small RNA analysis. We believe that this technology, which can potentially generate over a billion bases of DNA sequence from a single experiment with a single sample preparation, will dramatically reduce the cost, and improve the practicality, of human re-sequencing relative to conventional technologies. We introduced our first-generation system, the Solexa Genome Analysis System, at the end of 2005 for delivery in 2006. We believe our new DNA sequencing system will enable us to implement a new business model based primarily on the sales of genetic analysis equipment, reagents and other consumables and services to end user customers. Our longer-term goal is to further reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics.

2.	Basis of Presentation
      On March 4, 2005, Solexa Limited, a privately held United Kingdom company, and Lynx Therapeutics, Inc., a Delaware corporation, completed a business combination. Solexa Limited became a wholly owned subsidiary of Lynx as a result of the transaction, and Lynx changed its name to Solexa, Inc. However, because immediately following the business combination transaction the former Solexa Limited shareholders owned approximately 80% of the shares of the common stock of Lynx, Solexa Limited’s designees to the combined company’s board of directors represented a majority of the combined company’s directors and Solexa Limited’s senior management represented a majority of the senior management of the combined company, Solexa Limited is deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of Lynx were recorded, as of the date of the business combination, at their respective fair values and added to those of Solexa Limited. Results of operations of the combined company for 2005, reflect those of Solexa Limited, to which the results of operations of Lynx were added from the date of the consummation of the business combination. The results of operations of the combined company reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired net assets. Additionally, the historical results of operations and financial position shown for comparative purposes in this Form 10-K reflect those of Solexa Limited prior to the business combination. (See Note 4).
      Unless specifically noted otherwise, as used throughout these consolidated financial statements, “Lynx Therapeutics” or “Lynx” refers to the business, operations and financial results of Lynx Therapeutics, Inc. prior to the business combination on March 4, 2005; “Solexa Limited” refers to the business of Solexa Limited, a privately-held United Kingdom company, prior to the business combination; and “Solexa” or “we” refers to the business of the combined company after the business combination, as the context requires.
      The consolidated financial statements include all accounts of Solexa and our wholly-owned subsidiaries, Solexa Limited and Lynx Therapeutics GmbH. All intercompany balances and transactions have been eliminated.
      Solexa Limited was a development stage company prior to the business combination transaction with Lynx. As a result of the business combination, Solexa Inc. is no longer considered to be a development stage company.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Summary of Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. One of our most significant estimates relates to our accrual for forward loss contingencies. See below for further discussion.

Foreign Currency Translation
      Assets and liabilities of our wholly-owned foreign subsidiaries are translated to the US dollar from their local currency, which is the functional currency, at exchange rates in effect at the balance sheet date for certain assets and liabilities. Revenues and expenses are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recognized within “other comprehensive income.”

Concentration of Credit Risk and Other Concentrations
      Financial instruments that potentially subject us to concentration of credit risk consist principally of cash equivalents and trade receivables. We invest our excess cash in deposits with major banks and in money market funds of companies with strong credit ratings. These securities generally mature within 365 days and, therefore, bear minimal interest-rate risk.
      Agricultural companies and research institutions account for a substantial portion of our trade receivables. Accounts receivable are stated as amounts billed to customers. We provide credit in the normal course of business to our customers, and collateral for these receivables is generally not required. We monitor the creditworthiness of our customers to which we grant credit terms in the normal course of business. We have not experienced significant credit losses to date.
      We anticipate purchasing, on a sole-source basis, certain components for our 1G Genome Analyzer and certain reagents used to operate and prepare samples to be run on the 1G Genome Analyzer. We are in the process of negotiating supply agreements for certain of these sole-source items. In addition, we currently purchase, on a sole-source basis, certain enzymes that are used in our MPSS service business.
      However, we believe that we would be able to purchase alternative instrument components and reagents from other providers should the need arise, although we would likely incur additional expense and delay. Such additional expense and delay could be material and could harm our business in the short term.
      For the year ended December 31, 2005 revenue from two customers represented 52% and 21% of the Company’s revenue, respectively. For the years ended December 31, 2004 and 2003, revenue from one customer accounted for 82% and 88% of the Company’s revenue, respectively.

Fair Value of Financial Instruments
      The carrying value of our cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value because of the short-term nature of these financial instruments. The fair value of other short-term and long-term obligations is estimated based on current interest rates available to us for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

Cash, Cash Equivalents and Short Term Investments
      We consider all investments in money market mutual funds, commercial paper and corporate bonds and notes with maturities at the date of purchase of 90 days or less to be cash equivalents. Investments in debt

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
securities with maturities beyond 90 days, but less than one year, and investments in publicly traded equity securities are considered to be short-term investments. All investments held as of December 31, 2005 are classified as available for sale.

Inventory
      Inventory is stated at the lower of cost (which approximates first-in, first-out cost) or market. The balance at December 31, 2005 was classified as raw materials and work in process. There was no inventory at December 31, 2004 as Solexa Limited was in the development stage prior to the business combination transaction with Lynx, and its primary activity was research and development. Raw material inventories consist primarily of reagents and other chemicals utilized while performing genomics services. Work-in-process inventories consist of accumulated cost of experiments not completed. Amounts in excess of the inventory’s net realizable value are changed to cost of revenue or to the forward loss contingency reserve, as appropriate. Inventory used in providing genomics services and for reagent sales is charged to cost of service revenue when the related revenue is recognized. Reagents, flowcells and chemicals purchased for internal development purposes are charged to research and development expenses upon receipt or as consumed.

Property and Equipment
      Property and equipment are recorded at original cost, except for property and equipment acquired in the business combination which were recorded at fair value on that date. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life of the asset or the remaining term of the facility lease.

Goodwill and Intangible Assets
      Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired in the business combination. Other intangibles including patents, acquired technology rights and developed technology are being amortized using the straight-line method over estimated useful lives of seven to ten years. Goodwill and intangible assets with indefinite lives are not amortized. We review goodwill for impairment annually (or more frequently if impairment indicators exist). We review other intangible assets for impairment when indicators of impairment exists,

Impairment of Long-lived Assets
      In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we identify and record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Revenue Recognition
      Revenues are related principally to fees for services that we perform on biological samples we receive from our customers. We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered and materials are delivered, the fee is fixed or determinable, and collectibility is reasonably assured. Should conditions cause management to determine these criteria are not met for certain transactions then such amounts are recorded as deferred revenue.

Research and Development Expenses
      Research and development expenses consist primarily of costs associated with compensation and other expenses for research and development personnel, supplies and development materials, costs for consultants

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and related contract research, facility costs, amortization of purchased technology and depreciation. Expenditures relating to research and development are expensed as incurred.

Forward Loss Contingency
      In our genomics services business, we enter into service contracts to provide genetic analysis on samples provided to us by customers. If management considers it probable that performance on the contract will result in a loss and this loss can be reasonably estimated, a loss reserve is recorded. Management makes estimates of the costs to complete this genetic analysis based on historical experience; expectations of the nature and volume of future samples; the proportion of fixed and variable costs; expectations with respect to production capacity, yields and efficiency in our genomics services business; expectations with respect to the timing and expense of implementing our next-generation technology in our genomics services business; the expected rate of adoption by current customers of our next-generation technology in lieu of MPSS to perform genetic analysis on their biological samples; and expectations of genomic services business sample volume as a whole, including both MPSS and our next-generation technology. If our assumptions or conditions change, the forward loss contingency will be adjusted accordingly.
      This reserve may vary in future periods due to additional data on our costs to process these samples; expectations of the nature and volume of future samples; the proportion of fixed and variable costs; expectations with respect to production capacity, yields and efficiency in our genomics services business; expectations with respect to the timing and expense of implementing our next-generation technology in our genomics services business; the expected rate of adoption by current customers of our next-generation technology in lieu of MPSS to perform genetic analysis on their biological samples; and expectations of the genomic service business sample volume as a whole, including both MPSS and our next-generation technology.
      In developing our estimates for forward loss contingencies with respect to the service contracts, we assessed the carrying value of our fixed assets, including MPSS genetic analysis instruments used in our genomics services businesses, for impairment. We determined that there was no evidence of impairment at December 31, 2005.

	Year Ended
	December 31,

	2005	2004

	(In thousands)
Balance at beginning of year	$—	$—
Initial accrual for forward loss contracts	2,167	—
Loss experienced on completed samples	(708)	—
Reversal of forward loss accrual for completed contracts	(157)	—
Change in forward loss estimate	(274)	—

Balance at end of year	$1,028	$—

Pension Costs
      We operate defined contribution pension plans for employees. Contributions are expensed as they become payable into the individuals’ pension plans in accordance with the rules of the plans.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Loss Per Share
      Basic net loss per share has been computed using the weighted-average number of shares of common stock and ordinary shares outstanding for 2005 and ordinary shares for 2004 and 2003 during the respective periods.
      Common stock equivalents including options and warrants to purchase common shares, ‘A’ ordinary stock and ‘B’ preferred redeemable convertible stock, were not included in the computation of diluted net loss per share, as their effect was anti-dilutive for the periods presented. Therefore, both the basic and diluted net loss per share computations resulted in the same number of shares, and there were no reconciling items. The options will be included in the calculation at such time as the effect is no longer anti-dilutive, as calculated using the treasury stock method. Upon the consummation of the business combination transaction, all ordinary shares, ‘A’ ordinary, and ‘B’ preferred redeemable convertible stock were exchanged for Solexa, Inc. common shares.
      The following common stock equivalents outstanding as of December 31 were not considered in the computation of basic and diluted net loss per share for each period presented:

	December 31,

	2005	2004	2003

Options and warrants to purchase ordinary shares	9,178,522	2,059,144	1,052,783
“A” convertible ordinary shares	—	5,066,669	4,000,000
“B” preferred shares	—	4,444,444	—

	9,178,522	11,570,257	5,052,783

Stock-Based Compensation
      We grant stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the underlying common shares at the date of grant. We account for stock option grants in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” or APB 25 and related interpretations. Under APB 25, when the exercise price of our employee stock options equals the per share fair value of the underlying stock on the date of grant, no compensation expense is recognized.
      For pro forma purposes, we estimate the fair value of stock options at the date of grant using the Black-Scholes options valuation model using the following weighted average assumptions for the year ended December 31, 2005: risk-free interest rate of 4.30%; an expected life of 6 years; volatility factor of the expected market price of common stock of 103.5%; and a dividend yield of zero. Prior to the merger, we estimated the fair value of stock options at the date of grant using the minimum value option valuation model using the following weighted average assumptions for the years ended December 31, 2004 and 2003: risk free interest rate of 3.36% and 2.84% in 2004 and 2003, respectively; an expected life of 5 years; and a dividend yield of zero.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pro forma information regarding net loss and net loss per share required by SFAS 123, as amended by SFAS 148, is presented below and has been determined as if we had accounted for awards under our stock option plan using the fair value method:

	Year Ended December 31,

	2005	2004	2003

	(In thousands, except per share
	amounts)
Net loss, as reported	$(29,682)	$(10,033)	$(5,649)
Add: Stock-based compensation to employees	99	—	—
Deduct: Stock-based employee compensation, as if fair value method had been applied to all awards	(2,294)	(66)	(55)

Pro forma net loss, as if fair value method had been applied to all awards	$(31,877)	$(10,099)	$(5,704)

Basic and diluted net loss per share, as reported	$(1.51)	$(9.68)	$(5.45)

Pro forma basic and diluted net loss per share, as if fair value method had been applied to all awards	$(1.62)	$(9.75)	$(5.50)

      All stock option awards to non-employees are accounted for at the fair value of the equity instrument issued, as calculated using the Black-Scholes model, in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” or Statement 123, and Emerging Issues Task Force (“EITF”) Consensus No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” These options are subject to periodic re-measurement over their vesting terms.
      We recorded compensation expense related to option grants to non-employees of $10,000 in 2005. We recorded no compensation expense related to option grants to non-employees in 2004 and 2003.

Segment Reporting
      SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public business enterprises report information about operating segments in financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Our business activities include the development and commercialization of technologies aimed at handling and/or analyzing the DNA molecules or fragments in biological samples. Accordingly, we operate in only one business segment. All of our assets and revenues are derived from this activity.
      Substantially all of our long-lived assets are located in the United States and the United Kingdom. Other than property and equipment, long-lived assets cannot be attributed to a particular geographic location. The net book value of property and equipment by geographical location are as follows (in thousands):

	Year Ended
	December 31,

	2005	2004

United Kingdom	$973	$1,009
United States	3,405	—

	$4,378	$1,009

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      To date, revenues have been derived primarily from contracts with companies located in the United States and other countries as follows (revenues are attributed to geographic areas based on the location of the customer, in thousands):

	Year Ended
	December 31,

	2005	2004	2003

United States	$3,851	$—	$—
United Kingdom	181	96	7
Other	118	—	—

	$4,150	$96	$7

Income Taxes
      Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Comprehensive Income (Loss)
      In accordance with SFAS No. 130, Reporting Comprehensive Income, all components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, are combined, net of any related tax effect, to arrive at comprehensive income (loss).

Reclassifications
      Certain amounts in the fiscal 2004 and 2003 consolidated financial statements have been reclassified to conform to the current year presentation. These classifications have no impact on our previously reported net losses. Specifically, certain amounts in the statements of operations for the years ended December 31, 2004 and 2003 were reclassified between research and development expense, sales, general and administrative expense and gain (loss) on foreign exchange. These classifications have no impact on our previously reported net losses.

Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123R, “Accounting for Share Based Payments”, or SFAS 123R. This statement is a revision of SFAS 123 “Accounting for Stock Based Compensation” and supersedes Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FASB Statement No. 95, “Statement of Cash Flows.” This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107, or SAB 107, which provided guidance on the adoption of SFAS 123R such as accounting for share-based payment transactions with non-employees, valuation methods, and the classification of compensation expense. We are adopting SFAS 123R on January 1, 2006.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      SFAS 123R permits public companies to choose between the following two adoption methods:

1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date, or

2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
      We have elected to adopt SFAS 123R using the modified prospective method. However, the impact of the adoption of SFAS 123R cannot be determined at this time because it will be depend on levels of share-based payments granted in the future. However, the valuation of employee stock options under SFAS 123R is similar to SFAS 123, with minor exceptions. For information about what our reported results of operations and net loss per common share would have been had we adopted SFAS 123, see “Stock-Based Compensation” in Note 3. Accordingly, the adoption of SFAS 123R’s fair value method is expected to have a significant impact on our results of operations, although it will likely have no impact on our overall financial position. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.

4.	Business Combination and Name Change
      On March 4, 2005, Solexa Limited, a privately held United Kingdom company, and Lynx Therapeutics, Inc., a Delaware corporation then listed on the Nasdaq Capital Market, completed a business combination transaction. Solexa Limited has become a wholly owned subsidiary of Lynx as a result of the transaction. However, because immediately following the business combination transaction, the former Solexa Limited shareholders owned approximately 80% of the shares of the common stock, Solexa Limited’s designees to the combined company’s board of directors represented a majority of the combined company’s directors and Solexa Limited’s senior management represented a majority of the senior management of the combined company, Solexa Limited was deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of Lynx were recorded, as of the date of the business combination, at their respective fair values and added to those of Solexa Limited. Reported results of operations of the combined company issued for the year ended December 31, 2005, reflect those of Solexa Limited, to which the operations of Lynx were added from the date of the consummation of the business combination. The operating results of the combined company reflect purchase accounting adjustments. The financial results of Solexa, Inc, prior to the business combinations, reflect those of Solexa Limited.
      Lynx issued approximately 13.8 million shares of common stock in exchange for all of the outstanding share capital of Solexa Limited and issued options to purchase approximately 910,000 shares of its common stock in exchange for all of Solexa Limited’s outstanding share options.
      Based on the average of the closing prices for a range of trading days (September 24, 2004 through September 30, 2004, inclusive) around and including the announcement date of the business combination transaction between Lynx and Solexa Limited, the fair value of the outstanding Lynx shares was $4.23 per share or approximately $15.9 million. The total purchase price of $20.6 million includes the fair value of the outstanding Lynx common stock of approximately $15.9 million, the fair value of Lynx outstanding stock

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
options of approximately $0.9 million, the fair value of a loan and related interest from Solexa Limited to Lynx of $2.7 million and direct transaction costs of approximately $1.1 million.
      Total consideration was as follows (in thousands):

Common stock	$15,922
Estimated fair value of Lynx stock options assumed	851
Loans from Solexa to Lynx and related interest	2,719
Direct transaction costs of Solexa Limited	1,129

Total	$20,621

      The net book value of acquired assets and liabilities of Lynx, which approximated fair value as of March 4, 2005, was as follows (in thousands):

Assets:
Cash and cash equivalents	$199
Other current assets	2,262
Property and Equipment	6,802
Other non-current assets	256

Total assets	$9,519

Liabilities:
Current liabilities	$7,223
Deferred revenue	2,861
Long-term liabilities	3,678

Total liabilities	$13,762

Net book value of acquired assets and liabilities	$(4,243)

      Based in part upon an independent third-party valuation of the intangible assets acquired, we have allocated the total purchase price on March 4, 2005 as follows (in thousands):

Net liabilities	$(4,243)
Goodwill	22,529
Patents and developed technology	1,700
Deferred compensation	635

$20,621

      We valued the patents and developed technology utilizing a discounted cash flow model which uses forecasts of future royalty savings and expenses related to the intangible asset. We utilized a discount rate of 15%. The patents and developed technology are amortized over the estimated remaining life of ten years. Amortization expense of acquisition-related intangible assets was $142,000 for the year ended December 31, 2005. As of December 31, 2005 patents and developed technology are included in intangible assets.
      The results of operations of Lynx are included in Solexa’s consolidated financial statements from the date of the business combination transaction as of March 4, 2005. The following table presents pro forma results of operations and gives effect to the business combination transaction as if the business combination transaction were consummated at the beginning of the period presented. The unaudited pro forma results of operations are not necessarily indicative of what would have occurred had the business combination transaction been

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
completed at the beginning of the period or of the results that may occur in the future (in thousands, except per share data):

	Year ended
	December 31,

	2005	2004

Service revenue	$5,046	$6,429
Net loss	$(40,067)	$(24,979)
Net loss per common share — basic and diluted	$(1.78)	$(1.46)
Weighted average shares used to compute basic and diluted net loss per common share	22,556	17,446
      In April 2004, Lynx and Solexa Limited jointly acquired certain proprietary technology and associated assets for DNA colony generation and entered into a technology sharing agreement (See Note 9). No fees were recognized between Lynx and Solexa Limited under this technology sharing agreement. In August 2004 in connection with the term sheet on the business combination, Solexa Limited entered an agreement with Lynx to provide up to a $2.5 million bridge loan. On December 31, 2004, $2.5 million was outstanding under this loan (see Note 6).

5.	Inventory
      Inventory consists of the following (in thousands):

	December 31,

	2005	2004

Raw materials	$213	$—
Work in process	541	—

	$754	$—

      Raw materials consist primarily of reagents and other chemicals utilized while performing genomics discovery services.

6	Loan Receivable from Lynx Therapeutics, Inc.
      The loan receivable from Lynx at December 31, 2004 carried interest at a rate of 10%. Upon the consummation of the business combination, the loan and accumulated interest were effectively repaid. (See Note 4).

7.	Other Current Assets
      Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,

	2005	2004

Prepaid expenses	$544	$627
Research and development tax credit receivable	1,789	963
Other receivables	89	285

	$2,422	$1,875

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Property and Equipment
      Property and equipment consisted of the following (in thousands):

	December 31,

	2005	2004

Leasehold improvements	$3,500	$318
Laboratory and other equipment	6,288	2,820

	9,788	3,138
Less accumulated depreciation and amortization	(5,410)	(2,129)

	$4,378	$1,009

      Depreciation and amortization for property and equipment charged for the years ended December 31, 2005, 2004 and 2003 was $4,385,500, $618,000 and $539,000, respectively.
      The cost of assets held under capital leases at December 31, 2005 and 2004 was $213,000 and $65,000, respectively. Accumulated depreciation on assets under capital leases at December 31, 2005 and 2004 was $84,000 and $32,000, respectively.

9.	Intangible Assets
      In April 2004, Solexa Limited and Lynx jointly acquired from Manteia SA, a company established under the laws of Switzerland, or Manteia, the rights to proprietary technology assets for DNA colony generation. Solexa Limited paid approximately $2.1 million in cash for its portion. The acquired technology assets feature a process to enable parallel amplication of millions of DNA fragments, each from a single DNA molecule, to create DNA colonies or “clusters.” The clusters are dense collections of DNA molecules on a surface, which has enabled fast and simplified preparation of biological samples in the form of our Clonal Single Molecule Array technology for analysis with our SBS reversible terminator chemistry. We have incorporated the cluster technology assets into our DNA sequencing process. The Lynx portion of the Manteia technology was acquired as part of the business combination transaction (see Note 4).
      In the second quarter of 2005, we purchased intellectual property rights related to our core reversible-terminator SBS technology with a value of $525,000. Pursuant to this arrangement, we paid $75,000 in cash and issued 66,175 shares of our common stock with a fair market value of $450,000. The total purchase price amount has been capitalized as an intangible asset, and the value is being amortized over 10 years. We believe that there are alternative future uses for this technology; therefore, the value paid for this intellectual property has been capitalized as an intangible asset.
      Intangible assets consist of the following:

	December 31,

	2005	2004

	(In thousands)
Purchased technology	$4,143	$2,148
Accumulated amortization	(633)	(205)

Intangible assets, net	$3,510	$1,943

      All intangible assets are being amortized on a straight-line method over their estimated useful lives. Purchased technologies have been assigned useful lives of between 7 and 10 years (with a weighted average life of approximately 8.6 years). Amortization expense related to identifiable intangible assets was $466,000 and $205,000 in 2005 and 2004, respectively.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Estimated future amortization expense of intangible assets is as follows (in thousands):

2006	$496
2007	496
2008	496
2009	496
2010	496
Thereafter	1,030

$3,510

10.	Note Payable
      As part of the business combination transaction with Lynx, we assumed a short-term loan and security agreement, or the Loan Agreement with Silicon Valley Bank, or SVB, in the aggregate principal amount of $3,000,000. The loan bore interest at 10% per annum. On July 14, 2005, we repaid the outstanding principal and accrued interest balances.
      In connection with the Loan Agreement, Lynx issued to SVB a warrant to purchase 47,770 shares of its common stock at an exercise price of $6.28 per share. The value of the warrant has been reflected as a financing cost that was amortized as interest expense over the life of the loan. Because of anti-dilution protection contained in the warrant that was triggered as a result of that certain securities purchase agreement dated April 21, 2005, the warrant became exercisable for 59,999 shares at an exercise price of $5.00 per share. The warrant is exercisable until December 27, 2007 and was outstanding at December 31, 2005.

11.	Other accrued liabilities
      Other accrued liabilities consisted of the following:

	December 31,

	2005	2004

	(In thousands)
Accrued rent	$193	$—
Other accrued liabilities	336	391

	$529	$391

12.	Preferred Redeemable Convertible Stock

Series B Preferred Redeemable Convertible Stock
      Series B preferred redeemable convertible shareholders were entitled to receive a fixed dividend of 8% per annum of the subscription price of the shares. The shares together with accrued dividends were classified as a liability in the balance sheet at December 31, 2004 since the shares carried certain redemption privileges that were outside of our control. Upon the closing of the business combination transaction, all outstanding shares of Series B preferred redeemable convertible stock were exchanged for shares of common stock of Solexa, Inc.

13.	Stockholders’ Equity

Ordinary and Series A Convertible Ordinary Shares
      Upon the closing of the business combination transaction, all outstanding ordinary shares and Series ‘A’ convertible ordinary shares of Solexa Limited were exchanged for the shares of common stock of Solexa, Inc.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred Stock
      Under our certificate of incorporation, our board of directors has the authority, without further action by the holders of our common stock, to issue up to 2,000,000 shares of preferred stock from time to time in series and with preferences and rights as it may designate. These preferences and rights may be superior to those of the holders of our common stock.

Common Stock and Warrants
      On April 21, 2005, we entered into a definitive agreement for a private placement of approximately 8.1 million shares of common stock at $4.00 per share and warrants to purchase approximately 4.1 million shares of common stock at $5.00 per share. On April 25, 2005, pursuant to the agreement, we issued approximately 2.1 million shares of common stock and warrants to purchase approximately 1.1 million shares of common stock, receiving gross proceeds of approximately $8.5 million. On July 12, 2005, following receipt of stockholder approval at our 2005 annual meeting of stockholders, we issued approximately 6.0 million shares of common stock and warrants to purchase approximately 3.0 million shares of common stock, receiving gross proceeds of approximately $24.0 million. In aggregate, we raised a total of approximately $31.0 million, net of issuance costs.
      In June 2005, we settled a $1.7 million balance owed to a consultant by paying cash and issuing common stock and warrants to purchase common stock. As provided in the settlement agreement terms, we paid cash of $997,000 and issued 180,000 shares of our common stock, and warrants to purchase an additional 90,000 shares of our common stock at an exercise price of $5.00 per share. As a result of this transaction, we recorded $987,000 of additional expense in the twelve months ended December 31, 2005, representing the difference between the $1.7 million amount owed and the fair value amount of cash and stock paid to the consultant.
      On November 18, 2005, Solexa entered into agreements to issue to private investors 10.0 million shares of common stock at $6.50 per share and warrants to purchase approximately 3.5 million shares of common stock at an exercise price of $7.50 per share. On November 23, 2005, pursuant to the agreements, Solexa issued approximately 3.9 million shares of common stock, $0.01 par value per share, receiving gross proceeds of approximately $25.0 million and warrants to purchase approximately 1.3 million shares of common stock. As a result of this transaction, we recorded $1.7 million of financing costs in the fourth quarter of 2005.
      At the time of the business combination transaction, Lynx had warrants outstanding for the purchase of an aggregate of 641,525 shares of common stock resulting from earlier financing transactions. We assumed these warrant obligations.
      A summary of the warrants outstanding as of December 31, 2005 is as follows:

Number of Shares	Exercise Price	Expiration Date

50,540	$79.52	2006
417,129	$27.16	2007
20,857	$21.70	2007
74,400	$19.82	2008
18,600	$18.74	2008
1,348,145	$7.50	2010
59,999	$5.00	2007
4,098,544	$5.00	2010

6,088,214

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Stock Option Plans and Stock-based Compensation
      We have six equity incentive plans as follows:

The Solexa Share Option Plan for Consultants
      This plan was adopted by us on April 14, 1999. Options have been granted under this plan to consultants of Solexa Limited and vest over four years from the date of grant with 25% vesting on the first anniversary of the date of grant, and the remainder vesting at the rate of 1/36 per complete month thereafter. Options only become exercisable after the third anniversary of the date of grant, to the extent they have vested, and options have a 10-year term, unless earlier forfeited.

The Solexa Unapproved Company Share Option Plan
      This plan was adopted by the Solexa Limited on January 23, 2001. Options have been granted under the unapproved plan to employees of Solexa Limited and generally vest over four years from the date employment starts (or for subsequent awards, from the date awarded) with 25% vesting on the first anniversary of the date of grant, and the remainder vesting at the rate of 1/36 per complete month thereafter. Options are exercisable once vested and have a 10-year term unless earlier forfeited.

The Solexa Ltd Enterprise Management Incentive Plan
      This plan was adopted by the Solexa Limited on May 22, 2002. Options have been granted under this plan to employees of Solexa Limited and generally vest over four years from the date employment starts (or for subsequent awards, from the date awarded) with 25% vesting on the first anniversary of the date of grant, and the remainder vesting at the rate of 1/36 per complete month thereafter. Options are exercisable once vested and have a 10-year term unless earlier forfeited.
      During 2003, 137,450 options which had conditional vesting terms dependent upon milestone achievement were granted to all employees of Solexa Limited. As at June 30, 2004 the Board had agreed that 50% of the award should start vesting on April 1, 2004 with the remaining 50% on June 1, 2004.

1992 Stock Option Plan
      In connection with the business combination transaction, we assumed the Lynx 1992 Stock Option Plan, or the Lynx 1992 Plan, which authorized up to 1,535,526 shares of common stock for issuance. (See Note 4). At our annual stockholders meeting on July 7, 2005, and in connection with the approval of our 2005 Equity Incentive Plan, or the 2005 Incentive Plan, 178,767 shares remaining available for issuance under future option rights under the Lynx 1992 Plan were transferred for issuance under future option grants under the 2005 Incentive Plan.
      Under the Lynx 1992 Plan, the exercise price of incentive stock options may not be less than 100% of the fair market value of Lynx’s common stock at the date of grant. The exercise price of nonqualified options may not be less than 85% of the fair market value of Lynx’s common stock at the date of grant. Options generally vest over a five-year period from the date of grant and have a term of ten years. In the case of incentive stock options granted to a person who owns more than 10% of the total combined voting power of all classes of stock of Lynx, the exercise price may not be less than 110% of the fair market value of Lynx’s common stock at the date of grant and the term cannot exceed five years. As of December 31, 2005, all options granted under the 1992 Plan were nonqualified options.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005 Equity Incentive Plan
      In June 2005, the Board adopted, and the stockholders subsequently approved, our 2005 Incentive Plan. The 2005 Incentive Plan is for a ten year term and authorizes for issuance 1,978,767 shares of common stock which includes 178,767 shares of common stock that were previously held in reserve under Lynx 1992 Plan but were unused. Additionally, if any outstanding stock options granted under the Lynx 1992 Plan expire or terminate without being exercised, the shares of common stock that are not acquired under such stock options shall revert to, and become available for issuance under, the 2005 Incentive Plan. The maximum aggregate number of additional shares of common stock that may revert to the 2005 Incentive Plan in this manner is 1,171,737 shares.
      Under the 2005 Incentive Plan, the exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock at the date of grant. The exercise price of nonqualified options may not be less than 100% of the fair market value of our common stock at the date of grant. Options generally vest over a five-year period from the date of grant and have a term of ten years. In the case of incentive stock options granted to a person who owns more than 10% of the total combined voting power of all classes of our stock, the exercise price may not be less than 110% of the fair market value of our common stock at the date of grant and the term cannot exceed five years.
      Stock option activity under the above plans was as follows:

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Balances at January 1	912,582	$2.42	466,578	$3.51	348,805	$4.16
Options assumed in business combination	356,316	19.20	—	—	—	—
Options granted	2,133,827	6.10	468,719	1.37	127,394	1.79
Options exercised	(145,795)	2.57	—	—	—	—
Options forfeited	(166,622)	16.53	(22,715)	2.17	(9,621)	4.27

Balances at December 31,	3,090,308	6.15	912,582	2.42	466,578	3.51

Shares exercisable	932,317	$7.77	344,109	$3.73	236,554	$3.98

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes additional information about options outstanding at December 31, 2005:

		Options
		Outstanding		Options Exercisable
		Weighted
	Number	Average		Number
	Outstanding	Remaining	Weighted	Exercisable	Weighted
	As of	Contractual	Average	As of	Average
Range of Exercise Prices	12/31/05	Term	Exercise Price	12/31/05	Exercise Price

$1.28 - $2.31	487,110	8.43	$1.41	188,697	$1.49
$2.31 - $4.38	326,713	6.08	$4.18	306,713	$4.18
$4.38 - $6.39	2,150,051	9.54	$6.10	348,055	$6.22
$6.39 - $8.50	78,131	8.64	$8.10	44,709	$7.96
$8.50 - $10.78	38,623	4.60	$9.42	35,172	$9.62
$10.78 - $21.56	3,286	6.22	$20.05	2,577	$20.06
$21.56 - $220.50	4,609	3.23	$184.04	4,609	$184.04
$220.50 - $1,074.50	1,785	4.15	$1,074.50	1,785	$1,074.50

$1.28 - $1,074.50	3,090,308	8.90	$6.15	932,317	$7.77

1998 Employee Stock Purchase Plan
      In connection with the business combination transaction, we assumed the Lynx 1998 Employee Stock Purchase Plan, or the Purchase Plan. The Purchase Plan authorized the issuance of 51,684 shares of common stock pursuant to purchase rights granted to our employees and is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. As of December 31, 2005, a total of 37,618 shares remained available for future issuance. In early 2003, pursuant to our transfer from the Nasdaq National Market to the Nasdaq Capital Market, Lynx suspended its Purchase Plan, and no shares were issued in 2005.

15.	Restructuring
      On May 17, 2005, the Board of Directors of Solexa approved a workforce restructuring plan designed to reflect Solexa’s ongoing transition from its MPSStm technology to the development and commercialization of the next-generation Solexa Genome Analysis System. The restructuring plan, which was initiated on May 18, 2005, involved a workforce reduction of approximately 17% and left Solexa with a post-reduction workforce of approximately 116 employees in the United States and United Kingdom. The workforce reduction included positions in most functional areas of Solexa. Accordingly, we recognized a restructuring charge of $333,000 during the second quarter for severance and benefits related to the involuntary termination of approximately 24 employees. At December 31, 2005, all amounts related to restructuring have been paid-in-full.

16.	Pension Plans
      We operate a defined contribution group personal pension plan for substantially all of our United Kingdom employees. At the time of the business combination transaction, we assumed the Lynx 401(k) Plan, also a defined contribution plan. Pursuant to the 401(k) Plan, employees in the United States may elect to reduce their current compensation by up to 25% (subject to an annual limit prescribed by the Internal Revenue Code) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by us on behalf of all participants in the 401(k) Plan. Company contributions to the plans totaled $415,000, $355,000 and $286,000 in the years ended December 31, 2005, 2004 and 2003, respectively.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Income Taxes
      In the accompanying statements of operations, “Loss before provision for income taxes” includes the following components for the years ended December 31, 2005, 2004, and 2003 (in thousands):

	For Year Ended December 31

	2005	2004	2003

Domestic	$(14,101)	$—	$—
Foreign	(18,058)	(9,720)	(6,356)

	$(32,159)	$(9,720)	$(6,356)

      The provision (benefit) for income taxes consists of the following (in thousands):

	2005	2004	2003

Current — foreign	$(2,999)	$(916)	$(707)

      The reconciliation of income tax expense (benefits) attributed to continuing operations computed at the statutory rates to income tax expense (benefit) for the fiscal years ended December 31, 2005, 2004, and 2003 is as follows:

	2005	2004	2003

Tax provision (benefit) at statutory rate (US for 2005, UK for 2004 and 2003)	$(10,934)	$(2,916)	$(1,907)
Refundable research tax credit	(2,999)	(916)	(707)
Loss for which no tax benefit is currently recognizable	10,934	2,893	1,897
Other	—	23	10

Total	$(2,999)	$(916)	$(707)

      Our net income tax benefit was approximately $3.0 million, $916,000 and $707,000 in 2005, 2004 and 2003, respectively. These amounts result from refundable research credits allowed by the United Kingdom Inland Revenue.
      Deferred income taxes reflect the next tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	2005	2004

Deferred tax assets, net:
U.S. Federal and state net operating losses	$43,990	$—
Foreign net operating losses	10,033	5,947
U.S. Federal and state research and development credits	6,888	—
Capitalized research and development expenditures	2,703	—
Depreciation and amortization	2,372	(302)
Reserves and accruals	3,061	17
Valuation allowance	(69,047)	(5,662)

Deferred tax assets, net of valuation allowance	$—	$—

      Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets as

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of December 31, 2005 and 2004 has been established to reflect these uncertainties. Approximately $24.0 million of the valuation allowance was attributable to acquisition related items that, if and to the extent realized in future periods, will first reduce the carrying value of goodwill and then other long-lived intangible assets. The change in the valuation allowance was a net increase of $63.4 million, $2.0 million, and $1.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. Deferred tax assets related to carry forwards at December 31, 2005 include approximately $3.9 million associated with stock option activity for which subsequently recognized tax benefits will be credited directly to stockholders’ equity.
      As of December 31, 2005, the Company had a federal net operating loss carryforwards of approximately $118.8 million, which will expire at various dates from 2010 through 2025, if not utilized. The Company has a state net operating loss carryforwards of approximately $59.7 million which will expire in the years 2012 through 2015.
      As of December 31, 2005, the Company had foreign net operating loss carryforwards of approximately $33.0 million, which have an unlimited carryforward period.
      As of December 31, 2005, the Company also had federal and California research and development and other tax carryforwards of approximately $9.0 million and $3.9 million respectively. The federal research credits will expire at various dates from 2007 through 2025, if not utilized. The California research credits do not expire.
      Utilization of the Company’s net operating loss may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

18.	Commitments
      As part of the business combination transaction with Lynx, we assumed non-cancelable operating leases for facilities space of approximately 148,000 square-feet in two buildings in Hayward, California. Our corporate headquarters, U.S. research and development facilities and genomics services facilities are located in one of the two buildings. We expect that the remaining space will be developed and occupied in phases, depending on our growth. The leases expire on December 14, 2008. Under the terms of the leases, the monthly rental payments are subject to annual consumer price index-based adjustments, with minimum and maximum limits. We are recognizing rent expense on a straight-line basis over the lease period. We have the option to extend the lease for an additional five-year period, subject to certain conditions, with payments to be determined at the time of the exercise of the option.
      In 2003, we leased approximately 16,000 square feet in Little Chesterford, United Kingdom. This space is occupied by Solexa Limited, our wholly-owned subsidiary. The lease expired in 2005, and we are presently negotiating a renewal of the lease. In the interim, we are occupying the space under “a tenancy at will” arrangement with the same terms and conditions as the expired lease. We believe that the lease can be renewed on satisfactory terms or that alternative facilities can be found nearby on satisfactory terms.
      Rent expense for facilities under operating leases was $1,138,000 in 2005, $293,000 in 2004, and $217,000 in 2003.
      The net book value of property and equipment financed through capital leases and long-term obligations was $119,000, $32,000 and $50,000 at December 31, 2005, 2004 and 2003, respectively. The obligation under the equipment loans is collateralized by the equipment financed, bears interest at 10% and is due in monthly installments.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Annual future minimum payments are as follows at December 31, 2005:

	Capital	Operating
	Leases	Leases

	(In thousands)
2006	$34	$2,844
2007	33	2,932
2008	13	2,906

Total	$80	$8,682

Less amount representing interest	(9)

Present value of future minimum lease payments	71
Less current portion	(27)

Long-term portion	$44

      As part of the business combination with Lynx, we assumed a research collaboration agreement with E.I. DuPont de Nemours and Company, or DuPont, to apply our MPSS technologies on an exclusive basis to the study of certain crops and their protection. Under the terms of the agreement, we provide MPSS services to enhance DuPont’s discovery and development of new agricultural traits and products. This multi-year research collaboration agreement obligates us to provide MPSS services through 2008, subject to the unilateral right of DuPont to terminate the contract in 2006. DuPont has the obligation to pay us $2.5 million per year through the termination of the contract. However, we are currently in negotiations to amend this research collaboration agreement in light of our intention to discontinue MPSS operations and to transition our genomics services business to our next-generation instrument system. From the date of the business combination, we received services fees of $1.9 million in 2005 under this agreement, and we had $1.1 million in deferred revenue in connection with this contract at December 31, 2005.

19.	Related Party Transactions
      Dr. Shankar Balasubramanian, a director of Solexa Limited, received $36,424, $37,000, and $37,000 for consulting services during 2005, 2004 and 2003, respectively. On September 6, 2005, Dr. Balasubramanian was granted a stock option to purchase 40,000 shares of Solexa, Inc. common stock in consideration of consulting services. The exercise price of the stock option is $5.97 per common share, and the term is ten years. The stock option vests ratably over a four-year period. The fair value of the stock option will be recognized as research and development expense as the related services are rendered. As of December 31, 2005, no amounts were payable to Dr. Balasubramanian.
      Dr. Timothy Rink, a director of Solexa Limited, earned $7,923, $51,000, and $20,000 for consulting services provided during 2005, 2004 and 2003, respectively. As of December 31, 2005, no amounts were payable to Dr. Rink.
      Dr. Stephen Allen, a director of Solexa, Inc. and Solexa Limited, was paid $37,000 for consulting services during 2004. Solexa paid $179,454 and $29,000 for consulting services provided during 2005 and 2004, respectively by i2r Ltd, a private company of which Dr. Allen is a shareholder and a director. As of December 31, 2005, $11,846 was outstanding under this arrangement.
      During 2005 and 2004, Solexa Limited incurred $53,892 in fees paid to to Abingworth Management Inc. and $155,000 to Abingworth Management Ltd, members of a group of companies that manages funds that are collectively significant holders of Solexa, Inc. common stock. These liabilities were incurred for salary and expenses of John West in respect of his services as a director and Chief Executive Officer of Solexa Limited and for consulting services provided by Abingworth Management Ltd. As of December 31, 2005, no amounts

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
were outstanding and these arrangements have been terminated. Claire Wilkinson, an employee of Abingworth Management Limited, earned $25,267 for consulting services in 2005. As of December 31, 2005, no amounts were outstanding.

Axaron Bioscience AG
      During fiscal 2005, we held an equity investment in Axaron Bioscience AG, or Axaron, a company owned primarily by us and BASF Aktiengesellschaft AG, or BASF, that was originally acquired by Lynx. On October 21, 2005, we sold all remaining stock to BASF. During the fourth quarter of 2005, we recorded approximately $496,000 of other income in connection with the sale.
      During 2005, we had a technology licensing agreement with Axaron, which allowed Axaron to use our proprietary MPSS and Megasort technologies non-exclusively in Axaron’s neuroscience, toxicology and microbiology programs until December 31, 2007. Lynx had received from Axaron a $5.0 million technology license fee, which was recorded as deferred revenue and was being recognized on a straight-line basis over the non-cancelable term of the agreement. As part of the purchase accounting related to the business combination, the deferred revenue balance was reduced to zero since Lynx had no further legal performance obligation related to the Axaron contract. In accordance with APB 18, we do not apply the equity method as our investment in Axaron has been reduced to zero and no pro-rata share of Axaron losses has been reflected in the Condensed Consolidated Statement of Operations for the year ended December 31, 2005.
      The technology licensing agreement was terminated in connection with the sale to BASF of all remaining stock held by us.

20.	Subsequent Events

Equity financing
      On November 18, 2005, Solexa entered into an agreement to issue to private investors 10.0 million shares of common stock at $6.50 per share and five-year warrants to purchase approximately 3.5 million shares of common stock at an exercise price of $7.50 per share. On November 23, 2005, pursuant to the agreement, Solexa issued approximately 3.9 million shares of common stock and warrants to purchase approximately 1.3 million shares of common stock, receiving net proceeds of approximately $23.3 million. Upon receipt of stockholder approval, the second tranche was completed on January 19, 2006. We issued approximately 6.1 million shares of common stock and warrants to purchase approximately 2.2 million shares of common stock, receiving net proceeds of approximately $37.7 million. In aggregate, we raised a total of approximately $61.0 million, net of issuance costs, from the two tranches.

SOLEXA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Quarterly Results (Unaudited)

	Quarter Ended

	March 31	June 30	Sept. 30	Dec. 31

	(In thousands)
2005:
Revenues	$605	$1,399	$844	$1,302
Loss from operations	$(5,261)	$(9,040)	$(10,711)	$(7,331)
Net loss	$(5,782)	$(9,385)	$(10,802)	$(3,713)
Basic and diluted net loss per common share	$(0.96)	$(0.48)	$(0.43)	$(0.13)
2004:
Revenues	$17	$24	$31	$24
Income (loss) from operations	$(2,103)	$(2,226)	$(3,297)	$(2,496)
Net loss	$(2,026)	$(2,190)	$(3,185)	$(2,632)
Basic and diluted net loss per common share	$(1.96)	$(2.11)	$(3.07)	$(2.54)
      Net income (loss) per share amounts have been restated to reflect the effects of the conversion of ordinary common shares of Limited into common stock of Solexa. Basic and diluted net loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarters may not be equal to the full year net loss per share amounts.

SOLEXA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$47,051	$38,403
Accounts receivable	399	539
Inventory	3,669	754
Other current assets	5,194	2,422

Total current assets	56,313	42,118
Property and equipment, net	4,955	4,378
Intangible assets, net	3,283	3,510
Goodwill	22,529	22,529
Other non-current assets	455	482

Total assets	$87,535	$73,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,555	$2,235
Accrued compensation	2,261	2,067
Accrued professional fees	1,289	705
Equipment financing, current portion	32	31
Forward loss contingency	—	1,028
Deferred revenue, current portion	260	1,518
Deferred rent and lease obligations	997	801
Other accrued liabilities	327	529

Total current liabilities	8,721	8,914
Deferred revenues, net of current portion	2,224	1,905
Equipment financing, net of current portion	23	44
Deferred rent and lease obligations, net of current portion	1,612	2,381
Stockholders’ equity:
Preferred stock: $0.01 par value; 2,000 shares authorized; no shares issued and outstanding at September 30, 2006 and December 31, 2005	—	—
Common stock: $0.01 par value; 60,000 shares authorized; 36,585 shares and 30,027 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	366	300
Additional paid-in capital	152,087	109,575
Deferred compensation	—	(326)
Accumulated other comprehensive income	3,344	2,064
Accumulated deficit	(80,842)	(51,840)

Total stockholders’ equity	74,955	59,773

Total liabilities and stockholders’ equity	$87,535	$73,017

See accompanying notes.

SOLEXA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Service revenue	$569	$844	$2,300	$2,848
Other revenue	—	—	134	—

Total revenues	569	844	2,434	2,848
Operating costs and expenses:
Cost of service revenue	339	3,889	2,167	6,167
Manufacturing startup and excess capacity costs	1,386	—	2,110	—
Research and development	5,803	4,784	17,621	12,430
Sales, general and administrative	4,288	2,699	12,902	9,162
Restructuring charge	—	—	—	333

Total operating costs and expenses	11,816	11,372	34,800	28,092

Loss from operations	(11,247)	(10,528)	(32,366)	(25,244)
Interest income	623	231	1,977	458
Interest expense	(139)	(298)	(456)	(862)
Other income (expense), net	285	(24)	285	(31)
Gain (loss) on foreign exchange	149	(183)	266	232

Loss from operations	(10,329)	(10,802)	(30,294)	(25,447)
Income tax benefit related to foreign research and development tax credit	(443)	—	(1,292)	—

Net loss	(9,886)	(10,802)	(29,002)	(25,447)
Dividends to ‘A’ ordinary and ‘B’ preferred shares	—	—	—	(522)

Net loss attributable to common shareholders	$(9,886)	$(10,802)	$(29,002)	$(25,969)

Basic and diluted net loss per common share	$(0.27)	$(0.43)	$(0.80)	$(1.53)

Shares used in computation of net loss per common share	36,541	25,369	36,054	16,938

See accompanying notes.

SOLEXA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Operating activities:
Net loss	$(29,002)	$(25,447)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,121	3,358
Stock based compensation expense	3,070	81
Business combination engagement fees	—	987
Gain on sale of assets	(285)	—
Amortization of warrant value related to note payable	—	175
Changes in operating assets and liabilities:
Accounts receivable	140	53
Inventory	(2,915)	271
Other assets	(2,745)	1,389
Accounts payable	1,320	(2,907)
Forward loss contingency	(1,028)	—
Accrued compensation	194	1,537
Other accrued liabilities	718	3,099
Deferred revenues	(939)	568
Non-current liabilities	(769)	(1,078)

Net cash used in operating activities	(30,120)	(17,914)

Investing activities:
Purchases of property and equipment	(2,211)	(812)
Cost associated with a patent purchase	(35)	(75)
Proceeds from sale of assets	325	—
Costs paid in connection with the business combination	—	(642)

Net cash used in investing activities	(1,921)	(1,529)

Financing activities:
Issuance of common stock, net of issuance costs	37,681	31,034
Proceeds from the exercise of stock options	525	336
Proceeds from the exercise of warrants	1,488	—
Repayment of bank loan	—	(3,000)
Proceeds from equipment sale and leaseback, and note, net	—	126
Repayment of equipment loans	(20)	—

Net cash provided by financing activities	39,674	28,496

Net increase in cash and cash equivalents	7,633	9,053
Effect of exchange rate differences on cash and cash equivalents	1,015	(405)
Cash and cash equivalents at beginning of period	38,403	10,463

Cash and cash equivalents at end of period	$47,051	$19,111

See accompanying notes.

SOLEXA, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
1. Description of Business
     Solexa, Inc. (“Solexa, “or the “Company”) is in the business of developing and commercializing genetic analysis technologies. We are currently developing and commercializing a novel instrumentation system for genetic analysis, the Solexa Genome Analysis System, based on our reversible-terminator Sequencing-by-Synthesis, or SBS, chemistry and based on our Clonal Single Molecule Array™ technology. This platform is expected to support many types of genetic analyses, including DNA sequencing, gene expression and small RNA analysis. We believe that this technology, which can potentially generate over a billion bases of DNA sequence from a single experiment with a single sample preparation, will dramatically reduce the cost, and improve the practicality, of human re-sequencing relative to conventional technologies. We commenced commercial shipment of our first-generation system, including the 1G Genome Analyzer, in the second quarter of 2006. We currently generate service revenues in our genomics services business from processing biological samples supplied to us by customers. We have generated revenues in 2006 to date using our MPSS™ technology, which we discontinued in the third quarter of 2006, and we currently intend to provide genomic services utilizing our next-generation Solexa Genome Analysis System. We believe the Solexa Genome Analysis System will enable us to implement a new business model based primarily on the sale of genetic analysis equipment, reagents and other consumables and services to end user customers. Our longer-term goal is to further reduce the cost of human resequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics.
2. Basis of Presentation
     On March 4, 2005, Solexa Limited, a privately held United Kingdom company, and Lynx Therapeutics, Inc., a Delaware corporation, completed a business combination. Solexa Limited became a wholly owned subsidiary of Lynx as a result of the transaction, and Lynx changed its name to Solexa, Inc. However, because immediately following the business combination transaction the former Solexa Limited shareholders owned approximately 80% of the shares of the common stock of Lynx, Solexa Limited’s designees to the combined company’s board of directors represented a majority of the combined company’s directors and Solexa Limited’s senior management represented a majority of the senior management of the combined company, Solexa Limited is deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of Lynx were recorded, as of the date of the business combination, at their respective fair values and added to those of Solexa Limited. Results of operations of the combined company for the nine months ended September 30, 2005, reflect those of Solexa Limited, to which the results of operations of Lynx were added from the date of the consummation of the business combination. The results of operations of the combined company reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired net assets.
     In connection with this business combination transaction, Lynx changed its name to Solexa, Inc. and its trading symbol to SLXA. Unless specifically noted otherwise, as used throughout these Consolidated Financial Statements, “Lynx Therapeutics” or “Lynx” refers to the business, operations and financial results of Lynx Therapeutics, Inc. prior to the business combination consummated on March 4, 2005, “Solexa Limited” refers to the business of Solexa Limited, a privately held United Kingdom company prior to the business combination, “Solexa” refers to the business of the combined company after the business combination, and “we” refers to either the business operations and financial results of Solexa Limited prior to the business combination or the business of the combined company after the business combination, as the context requires.
     The accompanying unaudited condensed consolidated financial statements included herein have been prepared by Solexa without audit, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to SEC rules and regulations; nevertheless, Solexa believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim consolidated condensed financial statements may not be indicative of results for any other interim period or for the entire year. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2005, which are contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2006.

     The unaudited condensed consolidated financial statements include all accounts of Solexa and our wholly owned subsidiaries, Solexa Limited and Lynx Therapeutics GmbH. All intercompany balances and transactions have been eliminated.
     Certain prior year amounts have been reclassified to conform to the current year presentation. Specifically, certain amounts in the condensed consolidated statements of operations were reclassified between research and development expense, sales, general and administrative expense, interest income and interest expense. These reclassifications have no impact on our previously reported net losses.
3. Summary of Significant Accounting Policies
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     In accordance with its policy, the Company reviews its estimation of accrued compensation on an ongoing basis. This review as of September 30, 2006, indicated that the current estimate of payments that would be made and used for recording compensation expense for the three and nine months ended September 30, 2006 is less than the previous estimate that was used for recording compensation expense in the Company’s financial statements as of and for the three and six months ended June 30, 2006. The effect of this change in estimate was to reduce our accrued compensation liability and related compensation expense and net loss for the three months and nine months ended September 30, 2006, by $955,000.
Stock-Based Employee Compensation
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (Revised 2004) (“SFAS 123R”) on the modified prospective basis. As a result, the Company has included stock-based employee compensation costs in its results of operations for the three months and nine months ended September 30, 2006, as more fully described in Note 4 to the Company’s condensed consolidated financial statements.
     Valuation and amortization method—The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.
Concentrations and Geographic Information
     Revenue from two customers represented 35% and 34%, respectively, of the Company’s revenue for the three months ended September 30, 2006 and revenue from three customers represented 45%, 17% and 12%, respectively, for the nine months ended September 30, 2006. Revenue from two customers represented 66% and 10% of the Company’s revenue, respectively, for the three months ended September 30, 2005 and 62% and 11%, respectively, for the nine months ended September 30, 2005.
     In the three months and nine months ended September 30, 2006 and the corresponding periods of 2005, revenues have been derived primarily from contracts with customers located in the United States and other countries as follows (revenues are attributed to geographic areas based on the location of the customer, in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
United States	$522	$783	$2,176	$2,624
United Kingdom	47	22	228	115
Other	—	39	30	109

	$569	$844	$2,434	$2,848

Net Loss Per Share
     Basic net loss per share has been computed using the weighted-average number of shares of common stock for the three months and nine months ended September 30, 2006 and of common stock and ordinary shares outstanding for the three months and nine months ended September 30, 2005.
     Common stock equivalents were not included in the computation of diluted net loss per share, as their effect was anti-dilutive for the periods presented. Therefore, both the basic and diluted net loss per share computations resulted in the same number of shares, and there were no reconciling items. These common stock equivalents will be included in the calculation at such time as the effect is no longer anti-dilutive, as calculated using the treasury stock method. Options and warrants to purchase 11,405,447 and 7,897,255 common shares as of September 30, 2006 and 2005, respectively, were not considered in the computation of basic and diluted net loss per share.

Recent Accounting Pronouncements
     In November 2005, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position No. 123(R)-3 (“FSP FAS 123(R)-3”), “Transition Election to Accounting for Tax Effects of Share-Based Payment Awards.” This pronouncement provides an alternative method of calculating the excess tax benefits available to absorb any tax deficiencies recognized subsequent to the adoption of SFAS 123R. The Company has until December 31, 2006 to make a one-time election to adopt the transition method. The Company is currently evaluating FSP FAS 123(R)-3 and whether to make this election. This one-time election will not affect operating loss or net loss.
     In June 2006, the FASB issued FASB Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes ”. FIN 48 provides interpretive guidance for recognition and measurement of tax positions taken or expected to be taken in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is reviewing the impact of FIN 48, but does not expect the adoption of FIN 48 to have a material impact on its financial statements.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.
     In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB”). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The Company does not believe SAB 108 will have a material impact on its results from operations or financial position.
4. Stock-based Employee Compensation
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (“SFAS 123R”), using the modified prospective application method. Under this method, all employee stock-based payments, including grants of stock options, are recognized in the income statement as an operating expense, based on their fair values over the requisite service period. Awards that are granted after January 1, 2006 were measured and non-cash employee compensation expenses were recognized in the consolidated statements of operations in accordance with SFAS 123R. In addition, the non-vested portion of awards as of January 1, 2006 also resulted in recognition of non-cash employee compensation expense. The Company recognizes share-based employee compensation expense ratably over the vesting period of options, adjusted for the expected forfeiture rate. The expenses were included in the consolidated statements of operations as follows (in thousands):

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Manufacturing start up and excess capacity costs	$33,000	$58,000
Cost of service revenue	26,000	39,000
Research and development	399,000	1,073,000
Sales, general and administrative	507,000	1,593,000

Non-cash stock-based employee compensation expense	$965,000	$2,763,000

     For the three months and nine months ended September 30, 2006, in accordance with SFAS 123R, the Company recognized non-cash stock-based employee compensation expenses of $965,000 and $2.8 million, respectively. Both basic and diluted loss per share for the three months and nine months ended September 30, 2006 were $0.03 and $0.08 higher, respectively, than if the Company had not adopted SFAS 123R and continued to account for stock-based compensation under APB 25. Stock-based employee compensation costs capitalized into inventory and charged against the forward loss contingency were $6,000 and $1,000, respectively for the three months ended September 30, 2006 and $18,000 and $14,000, respectively for the nine months ended September 30, 2006.
     As of September 30, 2006, total unrecognized compensation costs related to non-vested awards of $10.8 million are expected to be recognized over a weighted average period of approximately 2.53 years.

     Under SFAS 123R, we estimate the fair value of stock options at the date of grant using the Black-Scholes option valuation model. Expected volatility is based on trading activity of the Company since the business combination between Solexa Limited and Lynx Therapeutics, Inc. and that of certain comparable companies in our industry. The Company uses an estimate of the expected life based on the weighted-average difference between the vesting term and the contract term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The fair value of options at date of grant and the assumptions utilized to determine such values are indicated in the following table:

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Risk-free interest rate	4.51%	4.91%
Expected volatility	0.77	0.85
Expected life (in years)	6.08	6.06
Expected dividend yield	0%	0%
     Prior to the adoption of SFAS 123R, we applied SFAS 123, amended by SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”), which allowed companies to apply the existing accounting rules under APB 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Periods prior to the adoption of 123R have not been restated. In general, as the exercise price of options granted under these plans was equal to the market price of the underlying common stock on the grant date, no stock-based employee compensation cost was recognized in our net income (loss) for periods prior to the adoption of SFAS 123R. As required by SFAS 148 prior to the adoption of SFAS 123R, we provided pro forma net loss and pro forma net loss per share disclosures for stock-based awards, as if fair-value-based method defined in SFAS 123 had been applied.
     The following table illustrates the effect on net loss after tax and net loss per share as if we had applied the fair value recognition provisions of SFAS 123 to stock-based compensation during the three months and nine months ended September 30, 2005 (in thousands, except per share amounts):

	Three Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2005
Net loss, as reported	$(10,802)	$(25,969)
Add: Stock-based employee compensation, as reported	34	81
Deduct: Stock-based employee compensation as if fair value method applied to all awards	(1,071)	(2,839)

Net loss, pro forma as if fair value method applied to all awards	$(11,839)	$(28,727)

Basic and diluted net loss per share, as reported	$(0.43)	$(1.53)

Basic and diluted net loss per share, pro forma as if fair value method applied to all awards	$(0.47)	$(1.70)

     For the three months and nine months ended September 30, 2006, the only stock option plan under which the Company awarded new grants to employees was the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan awards generally vest either ratably over four years of service or one quarter at the end of the first year and then ratably over the following three years of service and have a contractual life of 10 years. At September 30, 2006, the Company has 33,827 shares available for grant under the 2005 Equity Incentive Plan. Option transactions under all the Company plans during the three quarters ended September 30, 2006 are summarized as follows:

			Weighted-
			Average
		Weighted	Remaining
	Number of	Average	Contractual	Aggregate Intrinsic
	Shares	Exercise	Term	Value
	(In thousands)	Price	(In years)	(In thousands)
Outstanding at December 31, 2005	3,090,308	$6.15
Granted	497,500	9.17
Exercised	(14,211)	6.84
Forfeited	(51,373)	6.28

Outstanding at March 31, 2006	3,522,224	$6.57	8.82	$14,782

Granted	248,000	9.01
Exercised	(21,299)	5.50
Forfeited	(41,931)	6.05

Outstanding at June 30, 2006	3,706,994	$6.75	8.67	$9,765

Granted	22,500	8.88
Exercised	(52,488)	5.92
Forfeited	(77,448)	7.11

Outstanding at September 30, 2006	3,599,558	$6.75	8.41	$10,533

Exercisable at September 30, 2006	1,441,447	$6.98	7.68	$5,247
     The weighted average fair value of options granted during the three months and nine months ended September 30, 2006 was $8.88 and $9.11, respectively.
     Cash received from options exercised during the three months and nine months ended September 30, 2006 was approximately $311,000 and $525,000, respectively. In connection with these exercises, there was no tax benefit realized by the Company due to the Company’s current loss position.
     We have not recorded any deferred tax assets related to the compensation costs that result from the adoption of SFAS 123R because the utilization of such assets or liabilities is dependent upon future earnings, if any. We are uncertain about the timing and amount of any future earnings. We have concluded that it was more likely than not that such deferred tax assets would not be realized. Accordingly, all of our deferred tax assets have been fully offset by a valuation allowance as of September 30, 2006.

5. Balance Sheet Accounts
     Inventory consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005
Raw materials	$2,320	$213
Work in process	1,349	541

	$3,669	$754

     Other current assets consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005
Prepaid expenses	$984	$544
Research and development tax credit receivable	3,554	1,789
Other	656	89

	$5,194	$2,422

     Property and equipment consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005
Leasehold improvements	$3,888	$3,500
Laboratory and other equipment	8,097	6,288

	11,985	9,788
Less accumulated depreciation and amortization	(7,030)	(5,410)

	$4,955	$4,378

6. Forward Loss Contingency
     In our genomics services business, we enter into service contracts to provide genetic analysis of samples provided to us by customers. If management considered it probable that performance on the contract would result in a loss and this loss could be reasonably estimated, a loss reserve was recorded.
     Changes in the forward loss reserves during the three months and nine months ended September 30, 2006 and 2005 were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Balance at beginning of period	$28	$—	$1,028	$—
Loss experienced on completed samples	(28)	—	(1,033)	—
Reversal of forward loss accrual for completed contracts	—	—	(72)	—
Change in forward loss estimate	—	2,167	77	2,167

Balance at September 30	$—	$2,167	$—	$2,167

     In addition, we recorded zero and $207,000 in cost of service revenue during the three and nine months ended September 30, 2006, respectively, for the cost of samples in excess of our estimates at the beginning of the year.

7. Comprehensive Loss
     The following are the components of comprehensive loss (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net loss	$(9,886)	$(10,802)	$(29,002)	$(25,969)
Currency translation	330	(656)	1,280	(465)

Comprehensive loss	$(9,556)	$(11,458)	$(27,722)	$(26,434)

8. Stockholders’ Equity
     On November 18, 2005, Solexa entered into an agreement to issue up to 10.0 million shares of common stock at $6.50 per share and five-year warrants to purchase approximately 3.5 million shares of common stock at an exercise price of $7.50 per share. On November 23, 2005, pursuant to the agreement, Solexa issued approximately 3.9 million shares of common stock and warrants to purchase approximately 1.3 million shares of common stock, receiving net proceeds of approximately $23.3 million. Following receipt of stockholder approval, Solexa issued on January 19, 2006 approximately 6.1 million shares of common stock and warrants to purchase approximately 2.2 million shares of common stock, receiving net proceeds of approximately $37.8 million. In aggregate, Solexa raised a total of approximately $61.1 million, net of issuance costs, related to this purchase agreement.
     In January 2006, the Company issued 13,042 shares of common stock from the 2005 Equity Incentive Plan to members of the Board of Directors in consideration for the payment of accrued board fees. The related expense of $140,000 was recognized in 2005 in the periods when the related services were rendered.
     On September 19, 2006, Solexa entered into an equity line of credit agreement with a private investor. During the two-year term of the agreement, the Company may sell at its discretion up to $75 million in registered shares of Solexa common stock to the private investor at a small discount to the market price. The Company will determine, at its sole discretion, the timing and amount of any sales, subject to certain conditions. In addition, the agreement also provides that from time to time and at the Company’s sole discretion we may grant the private investor the right to exercise one or more options to purchase additional shares of the Company’s common stock for an amount of shares determined by the Company. We would sell these shares of common stock to the private investor based upon a weighted average price of our common stock, less a small discount.
     In January 2006, the Company issued 24,580 shares of common stock to Silicon Valley Bank in a net exercise of warrants to purchase 59,999 shares of common stock. No proceeds were received by the Company as a result of this net exercise.
     During the nine months ended September 30, 2006, the Company issued 283,641 shares of common stock for total cash consideration of $1,488,000 from the exercise of warrants.
     During the nine months ended September 30, 2006, the Company issued 87,998 shares of common stock for total cash consideration of $525,000 from the exercise of employee stock options.
     At the Company’s annual meeting of stockholders held on October 4, 2006, the stockholders of Solexa approved the 2005 Equity Incentive Plan, as amended by the Board of Directors on July 28, 2006, to increase the aggregate number of shares of common stock authorized for issuance under the incentive plan by 3,000,000 shares. This incentive plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other forms of equity compensation.
9. Goodwill and Intangible Assets
     Goodwill is not being amortized but is tested for impairment annually, as well as when an event or circumstance occurs indicating a possible impairment in value.
     Intangible assets consist of the following (in thousands):

	September 30	December 31,
	2006	2005
Purchased technology	$4,348	$4,143
Accumulated amortization	(1,065)	(633)

Intangible assets, net	$3,283	$3,510

     All intangible assets are being amortized using a straight-line method over their estimated useful lives. Purchased technologies have been assigned useful lives of between 7 and 10 years (with a weighted average remaining life of approximately 6.9 years). Amortization expense related to identifiable intangible assets for the nine months ended September 30, 2006 and 2005 was approximately $403,000 and $340,000, respectively.
     Estimated future amortization expense of intangible assets is as follows (in thousands):

2006 (Remaining 3 months)	$129
2007	516
2008	516
2009	516
2010	516
Thereafter	1,090

$3,283

10. Income Tax Benefit
     The Company maintained a full valuation allowance on our deferred tax assets as of September 30, 2006. The valuation allowance was determined in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which requires an assessment of both positive and negative evidence of possible sources of taxable income and then a determination of whether it is more likely than not that deferred tax assets are recoverable. This assessment is required on a jurisdiction by jurisdiction basis. Cumulative losses incurred by the Company in recent years represented sufficient negative evidence under SFAS No. 109, and, accordingly, a full valuation allowance was recorded against deferred tax assets. Solexa intend to maintain a full valuation allowance on the deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.
     The Company’s tax benefit was $443,000 and $1.3 million for the three months and nine months ended September 30, 2006, compared to zero for the three months and nine months ended September 30, 2005. This tax benefit results from our estimate of those portions of the annual refundable research credits for 2006 allowed by the United Kingdom Inland Revenue which are attributable to the three months and nine months ended September 30, 2006, respectively.
11. Pension Plans
     We operate a defined contribution group personal pension plan for substantially all of our United Kingdom employees and a 401(k) Plan, also a defined contribution plan, for the employees in the United States. Pursuant to the 401(k) Plan, employees in the United States may elect to reduce their current compensation by up to 50% (subject to an annual limit prescribed by the Internal Revenue Code) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by us on behalf of all participants in the 401(k) Plan. Company contributions to the plans totaled $116,000 and $361,000 for the three months and nine months ended September 30, 2006 and $101,000 and $317,000 for the three months and nine months ended September 30, 2005, respectively.
12. Subsequent Event
     On November 12, 2006, we entered into a definitive merger agreement under which Illumina, Inc. (“Illumina”) will acquire the Company in a stock-for-stock merger. Under the merger agreement, our stockholders will receive, subject to certain “collar” provisions, shares of Illumina common stock valued at $14.00 per Solexa share, which represents a total equity consideration of approximately $600 million. In addition, we entered into a definitive securities purchase agreement in which Illumina purchased 5,154,639 shares of our common stock for an aggregate cash consideration of approximately $50 million on November 13, 2006.